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                  Great Food Online

                                                  www.greatfood.com
                                                  2030 First Avenue, Third Floor
                                                  Seattle, WA  98121

April 2, 1998

Mr. William Cuff
3531 Blue Lake Circle
Stockton, CA  95219-1745

Dear Bill:

We are pleased to offer you employment with Online Specialty Retailing, Inc., dba Great Food Online ("The Company").

1.    Position.

      You are being offered the position of President and Chief Executive Officer of the Company, reporting to the Chairman, Benjamin Nourse. You will be an at-will employee in this position.

2.    Salary.

      Your initial salary will be $6,666.67 per month, payable in equal amounts on the 1st and the 15th of the month. Your salary level will be the same as Mr. Nourse, and will remain the same as Mr. Nourse as long as he shall remain a full-time employee of the Company.

3.    Vacation.

      You will be entitled to three (3) weeks of paid vacation per year. Vacation will accrue proportionally each pay period. Unused vacation will accrue up to a maximum of three (3) weeks. Your vacation terms will be the same as Mr. Nourse's, and will remain the same as Mr. Nourse's as long as he shall remain a full-time employee of the Company.

4.    Board of Directors.

      You will join the Board of Directors of Online Specialty Retailing, Inc., pending a vote of the Shareholders of the Company.

5.    Stock Options.

      As an incentive for your continued employment, you will be granted stock options for a total of 500,000 shares of Common Stock of the Company. Terms of these options will be covered in separate agreements, which are generally summarized as follows:

      a) You will be granted an option for 100,000 shares, at an exercise price of $0.30 per share. This option will vest ratably each month over 12 months of your continued employment.

      b) You will be granted an option for 100,000 shares, at an exercise price of $0.30 per share. This option will vest ratably each month over 36 months of your continued employment.

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      c)    You will be granted an option for 300,000 shares at an exercise price equal to the price of Common Stock or Common Stock equivalent sold in the next equity financing of the company in excess of $500,000. This option will vest ratably each month over 60 months of your continued employment.

      d) In the event of a sale of a minimum of 75% of the stock or assets of the company to a single entity, all of the above options shall vest immediately.

      e) The grant date of all options described above will be your first date of employment.

      f) As long as you remain employed by the company, vested options will have a term of ten (10) years from the date of the initial option grant.

      g) If your employment with the company terminates for any reason other than death or disability, any vested options must be exercised within three (3) months of such termination.

      h) If your employment with the company terminates for reasons of death or disability, any vested options must be exercised within twelve
            (12) months of such termination.

      I) Stock purchased through these options may be subject to restrictions on transfer and other restrictions per terms of a Shareholder's Agreement. Terms will be the same as for other Common Stockholders.

6.    Investment Enhancement.

      To provide additional incentive for your continued employment, the Company extends to you an offer to invest in the next equity financing of the company in excess of $500,000. If you choose to invest in this round, we will grant you warrants to purchase additional shares of Common Stock of the company, at the same price per share as the base investment (as-converted to Common Stock), in the amount of 50% of the base investment. As an example, should you choose to invest $100,000 in the next financing round, you will receive warrants to purchase additional $50,000 worth of Common Stock at the same share price as the base investment in Common Stock or Common Stock equivalent. This investment offer is subject to the following terms:

      This investment offer will expire at the closing of the next equity financing of the Company in excess of $500,000.

      a) As long as you remain employed by the company, warrants purchased under this agreement will have a term of five (5) years from the date purchase.

      b) If your employment with the company terminates for any reason other than death or disability, warrants purchased under this agreement must be exercised within three (3) months of such termination.

      c) If your employment with the company terminates for reasons of death or disability, warrants purchased under this agreement must be exercised within twelve (12) months of such termination.

      j) Stock purchased through these warrants may be subject to restrictions on transfer and other restrictions per terms of a Shareholder's Agreement. Terms will be the same as for other Common Stockholders.

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      e)    Health and Retirement Benefits.

      The Company currently has no health or retirement benefits. We agree to implement a 401 K savings plan during the next 6 months to facilitate employee savings. Such plan is not anticipated to include any company contribution.

7.    Start Date.

      You will start with the Company no later than April 13, 1998.

Bill, we look forward to your joining to the Company and look forward to your contributions to its continued success. If the above terms are acceptable, please sign and return this letter.

Sincerely,

/s/ Benjamin C. Nourse

Benjamin C. Nourse
Chairman
Online Specialty Retailing, Inc.

Accepted and agreed by: /s/ William Cuff on this 3rd day of April 1998.